[redacted]

[redacted]

THIS AGREEMENT IS SUBJECT TO ARBITRATION
PURSUANT TO S.C. CODE 15-48-10 ET SEQ

PURCHASE AGREEMENT

Mungo Homes Properties, LLC
[redacted]
Phone [redacted]
www.mungo.com
12/30/2021

THIS PURCHASE AGREEMENT is entered into between Mungo Homes Properties, LLC, a South Carolina corporation ("Seller") and **Arrived Holdings Inc/Assignees** ("Purchaser", whether one or more), Purchaser's phone numbers (Home) [redacted], (Email [redacted].

Title (Deed) to be in **Arrived Holdings Inc/Assignees**.

PROPERTY

Seller agrees to sell and Purchaser agrees to buy, on the terms and conditions contained herein, that certain tract of land, together with the dwelling and improvements constructed or to be constructed thereon (the "Property"), situated in **Lexington** County, and described as Lot **115** in the **Jessamine Place** Community, also known as **537 Kirkwall Court**, **Lexington**, **SC** **29073** (Property Address).

IMPROVEMENTS

(Check either Market Home or Building Job)

(X) MARKET HOME The improvements on the Property are under construction in accordance with **Plan Bartow**, **Elevation B**, and any Change Orders issued prior to or with this Agreement. Purchaser's selection items, if any, shall be shown on the attached Summary of Sales Choices. Any changes must be accepted by the Seller by written Change Order. To the extent any improvements are constructed as of the date hereof, Purchaser has inspected the improvements and is buying based upon this inspection and not in reliance upon any model, plans or other material.

( ) BUILDING JOB The improvements shall be constructed on the Property substantially in accordance with **Plan Bartow**, **Elevation B**, and the Summary of Sales Choices, attached hereto, plus any written Change Orders accepted by the Seller.

Said plans and Addenda shall supersede any models, advertising materials or other representations. Said plans shall be available for inspection by the Purchaser during reasonable business hours, but shall remain the exclusive property of the Seller.

SELLER RESERVES THE RIGHT TO SUBSTITUTE MATERIALS OR SUPPLIES USED IN THE CONSTRUCTION OF YOUR HOME. Purchaser agrees to allow Seller to substitute materials or supplies of equal or greater value, or of similar pattern or design, without notice to Purchaser. However, should the substituted material not be of similar pattern or design, or if the cost of such substituted material is more than $500.00 less than the cost of the originally proposed material, then Purchaser must agree to the material substitution through the execution of a written change order. The change order will: (i) describe the change in the material being used; and when applicable (ii) reduce the purchase price by the difference in cost of the original material and the substitute material. Should the Purchaser not execute the Change Order described above, within 3 days of its receipt, then Seller or Purchaser shall have the right to terminate this Contract, wherein Purchaser shall receive a full refund of the Earnest Money.

PRICE

Total Sales Price	**$ 252,450.00**	**Deposit Received**	Deposit #1	Deposit #1	$ 12,620.00	#debit
Deposit	**$ 12,620.00**	**Deposit Scheduled**				
(All deposits paid to Mungo Homes Properties, LLC)						

FINANCING CONTINGENCY AND TERMINATION

Is this Purchase Agreement contingent upon the Purchaser obtaining a mortgage loan? Yes _____ No __X__

Is this home to be owner occupied? Yes _____ No __X__

If not owner occupied, then a minimum of $ 12,620.00 deposit is required.

Within three (3) days from the effective date, Purchaser shall apply for a mortgage loan seeking terms that are reasonable within the relevant market at such time. Purchaser shall use his/her best efforts and due diligence to seek and obtain a loan from a lender of Purchaser's choice. Responsibility for obtaining the loan and for satisfying all conditions made by the lender with regard to the loan shall rest solely with the Purchaser. Purchaser authorizes Seller and Purchaser's mortgage lender and potential mortgage lenders to exchange information concerning Purchaser's mortgage status, including but not limited to Purchaser's financial condition, Purchaser's cooperation and likelihood of approval.

If Purchaser does not obtain loan approval within **thirty (30) days**, (loan approval may be conditioned upon an appraisal of at least the Purchase Price) Purchaser may, within seven (7) days thereafter, terminate this Agreement by written notice to the Seller, and Seller shall within thirty (30) days thereafter return the Deposit to the Purchaser, after the return of the Deposit neither party shall have any liability to the other. If Purchaser fails to give Seller such notice of termination within the time specified, this financing or loan contingency shall be deemed waived and of no further effect, except in the event loan approval was conditioned upon an appraisal and the property fails to appraise for at least the Purchase Price. Seller, at its sole option, may extend the time for loan approval and closing for such period or periods as Seller in its sole discretion elects in order to allow the Purchaser to obtain financing. Purchaser consents to any such extension and agrees to be fully bound by this Agreement during any such extension(s). If Purchaser obtains loan approval and refuses to close or fails timely and in good faith to apply for said loan, then Purchaser shall be deemed to be in default entitling Seller to the remedies proved herein. "Good faith" application for said loan shall include, but not be limited to, applying for a loan with the usual and customary term, interest rate and down payment prevailing at the time of application. This contingency will be satisfied by Purchaser obtaining loan approval from any lender.

If Purchaser receives loan approval or a loan commitment which is at any time deemed to be unacceptable by Seller due to conditions made by the lender with regard to such commitment, Seller shall have the right at its sole discretion to terminate this Agreement at any time prior to Closing in which event Sums Paid to Seller by Purchaser shall be retained by Seller.

Seller may make available to Purchaser the name of one or more lender(s) or information about one or more available financing alternatives. Purchaser agrees that the choice of lender and loan is Purchaser's sole decision and Seller has not made any promises or representations concerning the likelihood of Purchaser obtaining a loan, the terms and conditions of such loan or the interest rate or fees associated with such loan.

Purchaser is hereby advised by Seller that interest rates, loan fees, loan terms and other loan conditions are not guaranteed, fixed or established (and Seller makes no representations or warranties with respect to such items), but are subject to change by any lender. Seller does not warrant or guarantee that home completion or loan funding may be achieved within loan lock period, if any, regardless of whether any such lock is paid for by Seller or Purchaser.

[redacted]rchaser's initials

[redacted]

[redacted]

Nothing herein shall be construed as any representation or warranty by the Seller that the Property meets the requirements for any type of loan or of any lender.

If this transaction is contingent upon the Purchaser obtaining a loan insured by the Federal Housing Administration ("FHA") or guaranteed by the Department of Veterans' Affairs ("VA"), then it is expressly understood that, notwithstanding any other provisions of this Agreement, the Purchaser shall not be obligated to complete the purchase of the Property herein described or to incur any penalty by forfeiture of deposits or otherwise unless the Seller has delivered to the Purchaser a written statement issued by the FHA or VA setting forth the appraised value of the Property, excluding closing cost, for mortgage insurance or guaranty purposes of not less than **$ 252,450.00** which statement the Seller hereby agrees to deliver to the Purchaser promptly after such appraised value is made available to the Seller. The Purchaser shall, however, have the privilege and option of proceeding with the consummation of this Agreement without regard to the amount of the appraised valuation made by the FHA or VA. The appraised valuation is arrived at to determine the maximum mortgage the FHA or VA will insure or guaranty. Neither the FHA nor VA warrants the value or the condition of the Property. The Purchaser should satisfy himself/herself that the price and condition of the Property are acceptable.

CLOSING

(X) MARKET HOME -Closing shall be within 133 days from contract acceptance, subject to such extensions as provided herein.

( ) BUILDING JOB - Closing shall be within _______ days from pre-construction meeting, subject to such extensions as provided herein.

If closing is extended Seller will notify the Purchaser of the extended closing date at least ten (10) days prior thereto, unless the reason for the delay arises within ten (10) days of closing in which case Seller shall provide notice which is reasonable under the circumstances. Closing to be extended, at Seller's sole option, for any delays beyond Seller's control including, but not limited to acts of God, inclement weather, labor disputes, difficulty in obtaining labor or materials, difficulty or delays in obtaining or the issuance of governmental permits or approvals.

Issuance of a certificate of occupancy by any governmental authority, or final inspection and approval by the Federal Housing Administration, the Veteran's Administration or mortgage lender shall constitute certification of completion of the improvements in substantial conformity with the terms hereof.

At closing, Purchaser shall pay to Seller in cash the total purchase price and all other sums payable to Seller hereunder. No portion of the purchase price may be withheld from Seller, or deposited in escrow for any reason. Seller will deliver possession of the Property to Purchaser at closing.

Upon payment in full, Seller will deliver to Purchaser a Warranty Deed, duly executed by Seller, conveying to Purchaser title to the Property subject to the lien for current taxes; reservations, conditions, right-of-way and easements of record; and matters to which this Agreement is subject.

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day and be evidenced in a written extension of contract.

[redacted]urchaser's initials

CLOSING COSTS AND PRO-RATIONS

TAXES and ASSESSMENTS shall be pro-rated between the Seller and Purchaser as of the date of closing. DEED preparation shall be paid by Seller.

PREPAID ITEMS (e.g. interim interest, insurance premiums, and tax and insurance escrows) shall be paid by the Purchaser.

MORTGAGE INSURANCE: First year PMI, FHA-MIP, or VA Funding Fee shall be paid by the Purchaser.

ALL OTHER CLOSING COSTS, including DEED STAMPS and or TRANSFER TAXES, shall be paid by Purchaser, except that if the Closing Cost Addendum is attached, Seller shall pay the costs provided therein.

CHANGE ORDERS

No alterations, changes or additions shall be made in the construction of the improvements provided herein, nor shall any extra work be performed or materials be provided or added by the Purchaser unless approved by the Seller, in its sole discretion, in a written Purchase Agreement Change Order, signed by both parties. Except as provided herein, changes are not permitted.

(X) MARKET HOME - Allowable Additions (if offered in this community) which are washer, dryer, refrigerator, fencing, blinds, garage door openers, must be made within 7 days of contract acceptance.

( ) BUILDING JOB - All Sales Center changes must be made within 7 days of contract acceptance. Design Center changes shall be made within 21 days of contract acceptance. If offered in this community, home site specific quantity selections, which are additional sod, irrigation, flatwork, and fence, are permitted up to 48 hours after completion of the Pre-Construction Meeting.

[redacted]urchaser's initials

RESTRICTIVE COVENANTS

The Property is subject to restrictive covenants for the Jessamine Place community ("Covenants") and to the jurisdiction of a homeowners' association ("Association") which charges annual assessments. The Purchaser acknowledges that the documents pertaining to the Covenants and Association have been made available to him (her) and that he (she) has read, understands and accepts same.

At closing, Purchaser shall pay $ 0.00 (the 'Common Area Fee') to Seller in addition to the total purchase price. The Common Area Fee is a reimbursement to Seller and its affiliates for a portion of the costs incurred or to be incurred in the acquisition and construction of the Developer Improvements (as defined in the Covenants as amended or restated from time to time). Should Seller not use all of the Common Area Fee for the cost of the acquisition and construction of the Common Area and/or the Developer Improvements, Seller will cause the unused portion of the Common Area Fee to be transferred to the Association. Purchaser understands and agrees that neither the payment of the Common Area Fee nor any representation from Seller, any broker or sales agent, or any other person as to the existence, availability, size, shape, or composition of Common Area and/or any Developer Improvements shall be relied upon by Purchaser or obligate Seller to construct any or all of the Developer Improvements.

[redacted]

[redacted]

MUNGO HOMES

HOMEOWNERS' ASSOCIATIONS

The board of directors of Association sets assessment amounts in accordance with the Covenants. The regular assessments are currently $ 400.00 annually. In addition, the board of directors of Association may establish an assessment for working capital payable by each purchaser, including subsequent purchasers, of a home subject to the Covenants at the time of closing (a "Capital Contribution"). The Capital Contribution is currently $ 300.00 . The Capital Contribution is not an advance payment of assessments otherwise due.

Any structure, including fences and outbuildings must be approved prior to construction by the architectural control authority established pursuant to the Covenants. Any provision for these structures in this Agreement does not constitute approval by such architectural control authority. It is Purchasers responsibility to obtain this approval.

LIMITED WARRANTY

The Seller is to furnish the Purchaser, at closing, a limited warranty issued by Quality Builders Warranty Corporation, a sample copy of which is available for inspection prior to closing at the offices of the Seller during reasonable business hours, said limited warranty is hereinafter referred to as the Quality Builders Warranty Corporation Limited Warranty. [redacted]

THE QUALITY BUILDERS WARRANTY CORPORATION LIMITED WARRANTY ISSUED TO THE PURCHASER IN CONNECTION WITH [redacted] IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ANY WARRANTY OF HABITABILITY, SUITABILITY FOR RESIDENTIAL PURPOSES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY EXCLUDED AND DISCLAIMED. SELLER SHALL IN NO EVENT BE LIABLE FOR CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND. THERE IS NO WARRANTY WHATSOEVER ON TREES, SHRUBS, GRASS, VEGETATION OR EROSION CAUSED BY LACK THEREOF NOR ON SUBDIVISION IMPROVEMENTS INCLUDING, BUT NOT LIMITED TO, STREETS, ROADS, SIDEWALKS, SEWER, DRAINAGE OR UTILITIES. PURCHASER AGREES TO ACCEPT SAID LIMITED WARRANTY IN LIEU OF ALL OTHER RIGHTS OR REMEDIES, WHETHER BASED ON CONTRACT OR TORT. This limited warranty will be incorporated in the deed delivered at closing.

The issuance of a certificate of completion or occupancy or final inspection approval by any governmental entity shall constitute a final determination, binding on the parties that the Property and improvements are in full compliance with all applicable laws, regulations and building codes.

TERMITE PROTECTION

Seller will furnish the Purchaser with a one (1) year termite protection bond effective at time of closing. Seller shall have no liability for damages caused by termites or other wood boring insects beyond the furnishing of this bond. Renewals of the bond shall be at Purchaser's expense. In the event the bond is not renewed, Seller shall not be liable for any damages, including water damage, which could have been discovered and minimized by periodic termite inspections.

DEFAULT AND TERMINATION

If this Agreement is not performed by Purchaser in accordance with its terms, it may be terminated by Seller, by written notice to Purchaser, and upon such termination Seller may retain all amounts paid by Purchaser hereunder as liquidated damages, after which neither part shall have any liability to the other. Such damages are not a penalty, but represent actual damages which Seller will sustain upon a default by Purchaser, which damages will be substantial but not capable of precise determination. In such event, Purchaser will not assert any claim against Seller seeking the return of any portion of the payments made under this Agreement or any reduction in the amount of such liquidated damages.

If this Agreement is not performed by Seller in accordance with its terms, Seller being in default and Purchaser not being in default hereunder, Purchaser may terminate this Agreement by giving prompt written notice thereof to Seller. Seller, upon receipt of such notice of termination, shall within thirty (30) days return to Purchaser all sums heretofore paid by Purchaser to Seller hereunder and pay $250 to Purchaser, such sums being agreed upon as liquidated damages as a result of Seller's default because of the difficulty and uncertainty of ascertaining actual damages. After said payment neither party shall have any liability to the other. No other damages, rights or remedies (whether or not Purchaser shall elect to terminate this Agreement) shall in any case be collectible, enforceable or available to Purchaser.

Notwithstanding the foregoing, Seller, in its sole discretion, without being in default, may terminate this Agreement by written notice to the Purchaser and the payment to the Purchaser of a sum equal to one percent (1%) of the Purchase Price of the Property. Upon the tender of said payment, whether accepted or not, neither party shall have any liability to the other.

Upon either party giving a written notice of termination as provided herein, the Seller shall be entitled to offer for sale and sell the Property to any other person unfettered by any claim of the Purchaser. The parties specifically agree that after any notice of termination is given by either party to the other any claims shall be limited solely to the payment of the sums provided herein and no other claim shall be asserted against the either party or the Property.

ARBITRATION AND CLAIMS

Any claim, dispute or other matter in question between the parties hereto arising out of this Agreement, related to this Agreement or the breach thereof, including without limitation, disputes relating to the Property, improvements, or the condition, construction or sale thereof and the deed to be delivered pursuant hereto, shall be resolved by final and binding arbitration before three (3) arbitrators, one selected by each party, who shall mutually select the third, pursuant to the South Carolina Uniform Arbitration Act. Arbitration shall be commenced by a written demand for arbitration to the other party specifying the issues for arbitration and designating the demanding parties selected arbitrator.

[redacted]

[redacted]

MUNGO
HOMES

NON-RELIANCE

Purchaser hereby represents to Seller that Purchaser has not relied and is not relying upon any warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Seller with respect to the purchase by Purchaser of the Property or the other matters set forth herein unless specifically reduced to writing and made a part of this Agreement.

MISCELLANEOUS

a. This Agreement will be binding and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Purchaser shall not assign or transfer this Agreement or any of Purchaser's rights hereunder, and any prohibited assignment shall be null and void and Seller may at Seller's option, immediately terminate this Agreement.
b. In the event of a total destruction of the dwelling by fire, windstorm, hail, earthquake, explosion or other casualty prior to the closing, Purchaser or Seller may terminate this Agreement if the dwelling cannot be restored prior to the Completion Date.
c. This Agreement embodies the entire Agreement between Seller and Purchaser with respect to the Property. No amendment or modification of this Agreement (including contracts for charges in construction of "extras") shall be valid unless contained in writing executed by both parties.
d. Time is hereby declared to be of the essence in the performance by Purchaser of each of Purchaser's obligations.
e. All notices and demands to be given or served pursuant to the terms of this Agreement shall be given by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth herein and will be deemed delivered and received three (3) days after deposit into the United States mail with sufficient postage.
f. If two or more persons are named as Purchaser herein, any one of them is authorized to act as agent for, with the right to bind, the other(s) in all matters of every kind or nature with respect to this Agreement.
g. Purchaser is prohibited from recording this Agreement or any memorandum hereof and upon attempted recordation this Agreement shall at Seller's option, become null and void and all rights of Purchaser hereunder shall thereupon cease and terminate.
h. Seller agrees to disclose to Purchaser in writing prior to or at closing or post conspicuously on the Property, the type, thickness and R-value of all insulation installed or to be installed in the dwelling.
i. PURCHASER REALIZES AND ACKNOWLEDGES THAT ENTRY UPON THE PROJECT OR THE PROPERTY DURING CONSTRUCTION CAN BE DANGEROUS AND THAT HAZARDS MAY EXIST WHICH ARE NOT OBSERVABLE. PURCHASER'S ENTRY SHALL BE SOLELY AT HIS OWN RISK. PURCHASER DOES HEREBY WAIVE ANY AND ALL CLAIMS AGAINST SELLER FOR INJURY OR LOSS TO PERSON OR PROPERTY ARISING OUT OF OR IN CONNECTION WITH SUCH ENTRY BY PURCHASER OR ANY OTHER PERSON ACCOMPANYING HIM OR ENTERING AT HIS DIRECTION OR PERMISSION.
j. The provisions of this Agreement shall survive closing and not merge in the deed.
k. It is understood that Purchaser is buying a completed dwelling and that Seller is not acting as a contractor for Purchaser in the construction of a dwelling. Purchaser will acquire no right, title or interest in the dwelling except the right and obligation to purchase the same in accordance with the terms of this Agreement upon its completion.
l. Each lot is unique in size, shape and various characteristics. Purchaser understands and agrees that the size of the lot, the exact location of sidewalks and driveways (if any) and the drainage patterns of the lot will differ from the model home plans, drawings or renderings that Purchaser may have examined.
m. Land adjacent to or surrounding the Property which is not owned by Seller is not within Seller's control. Seller will not be liable to Purchaser for any use or condition of adjacent or surrounding land for commercial, industrial, institutional, multi-family or non-residential purposes.
n. PURCHASER HEREBY RELEASES AND RELINQUISHES ALL CLAIMS AGAINST SELLER FOR DAMAGES TO PROPERTY OR PERSONAL INJURY ARISING AFTER THE DATE OF THIS AGREEMENT RELATING TO ANY OF THE FOLLOWING:
   (1) environmental or ecological conditions or events such as weather conditions, atmospheric conditions, terrestrial conditions, acts of God or other natural or man-made conditions or occurrences, occurring beyond the reasonable control of Seller.
   (2) consequential damages or expenses resulting from a termination of this Agreement or to delays in closing, such as lodging, storage, moving, meals or travel expenses.
   (3) any claims for repairs or modifications to the Property except as specifically covered by Seller's limited home warranty. This waiver will be binding upon Purchaser and the heirs, successors, assigns, guests and invitees of Purchaser. Purchaser acknowledges that Seller shall be entitled to rely upon this waiver as a complete defense against any claim asserted by Purchaser or anyone claiming through Purchaser. The deed conveying the Property to Purchaser may contain a reference to this waiver.
o. The New Home Advisor represents their client, Mungo Homes Properties, LLC, and owes fiduciary duties to Mungo Homes Properties, LLC which include confidentiality, reasonable care and diligence, loyalty, accountability and disclosure. The New Home Advisor is obligated to treat purchaser as a customer of Mungo Homes Properties, LLC, fairly and honestly. New Home Advisors at Mungo Homes Properties, LLC will not act as a dual agent.

IN WITNESS whereof the parties have set their hands and seals and PURCHASER CERTIFIES THAT THIS AGREEMENT HAS BEEN FULLY READ AND UNDERSTOOD.

Purchaser(s):

[redacted] signees
B98EA7C55C9943C...

12/30/2021
Date

Mungo Homes Properties, LLC

[redacted]

1/1/2022
Date

DocuSigned by:

Witnesses [redacted]

12/30/2021
Date

Are you working with a Buyer's Agent? Yes ___X___ No ________
Buyer's Agent Name: Kaila Lindsey
Agency Name: EXP Realty
Agent's E-Mail Address [redacted]
Office Address: , ,
Office Phone #: Cell Phone # [redacted]
Fax #:

Purchaser's current address is:, ,

Mungo Homes Community New Home Advisor: [redacted]

DS
Initial(s): [redacted]

[redacted]

[redacted]

MUNGO HOMES

AFFILIATED BUSINESS ARRANGEMENT DISCLOSURE STATEMENT

Purchaser	Property	Contract Information
Arrived Holdings Inc/Assignees Broker's Agency: [redacted] Broker's Name: [redacted]	Jessamine Place - Lot 115 Address: 537 Kirkwall Court Lexington, SC 29073 Floor Plan: Bartow Elevation B	Contract Date: 12/30/2021

This is to give you notice that Clayton Properties Group, Inc., doing business as Mungo Homes ("Mungo") and Shugart Homes ("Shugart"), and Vanderbilt Mortgage and Finance, Inc., doing business as Silverton Mortgage ("Silverton"), have business relationships with each other and Mungo or Shugart may refer you to the services of Silverton. Mungo, Shugart and Silverton are each indirect, wholly owned subsidiaries of the same parent company. Therefore, each is an affiliate of the other. Because of this relationship, the referral of a customer by Mungo or Shugart to Silverton, may provide Mungo, Shugart and Silverton with a financial or other benefit.

Set forth below is the estimated charge or range of charges for the settlement services listed. You are **NOT** required to use the service provider as a condition of the sale of the subject property or to obtain access to any settlement service.

THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

Service Provider	Service Provided	Charge or Range of Charges
Silverton Mortgage (Mortgage Financing)	Origination fee	0-2% of the loan amount
	Discount points	0-2% of the loan amount (optional)

ACKNOWLEDGEMENT

I/We acknowledge receipt of a copy of this disclosure statement at or prior to the time of the referral of the settlement service described above. I/We further acknowledge that I/we have read this disclosure form and that I/we understand that Mungo or Shugart may refer me/us to Silverton and that any such referrals may provide Mungo or Shugart, and their affiliates, as the referring company with a financial or other benefit.

[redacted] 12/30/2021

Arrived Holdings /Assignees Date

[redacted]

MUNGO HOMES

CLOSING COST ADDENDUM

Purchaser	Property	Contract Information
Arrived Holdings Inc/Assignees	Jessamine Place - Lot 115 Address: 537 Kirkwall Court Lexington, SC 29073 Floor Plan: Bartow Elevation B	Contract Date: 12/30/2021 New Home Advisor: [redacted]

Purchaser acknowledges receipt of a separate written Affiliated Business Arrangement Disclosure Statement from Seller (the "Affiliation Notice") informing Purchaser that: (A) Seller has an affiliated business arrangement with SILVERTON MORTGAGE, and (B) Purchaser is not required to use SILVERTON MORTGAGE as a condition either to Purchaser's purchase of the Property or to Purchaser's access to settlement services in connection with the purchase of the Property. However, Seller shall provide for the benefit of Purchaser the Closing Cost Contribution listed below, provided that Purchaser chooses to use SILVERTON MORTGAGE to finance the purchase of the Property and provided that each and all of the following occur:

- Purchaser applies to SILVERTON MORTGAGE for a mortgage loan to finance the purchase of the Property within three (3) business days after the date of this Purchase Agreement;
- Purchaser pays SILVERTON MORTGAGE or third-party provider its customary and usual fee for appraisal of the Property within ten (10) days of binding contract;
- Purchaser's loan application is approved by SILVERTON MORTGAGE, and SILVERTON MORTGAGE actually funds the loan and finances the purchase of the Property;
- Purchaser closes on the purchase of the Property on or before the Closing Date specified either in the Purchase Agreement or set at the pre-drywall meeting; and
- Purchaser uses the closing attorney recommended by Seller to act as settlement agent and close the purchase of the Property. Purchaser may be required and agrees to execute a waiver of conflict or similar document by the closing attorney selected by the Seller.

Provided that all the above conditions are satisfied and met in a timely manner, Seller shall provide the following Closing Cost Contribution for the benefit of the Purchaser.

- Closing Cost Contribution. Purchaser shall be entitled to contr butions to closing costs to be paid by Seller in the maximum amount of Three Thousand Five Hundred Dollars ($3,500). Purchaser may apply these contributions in full or partial payment of the deed stamps, transfer taxes, intang ble taxes, loan origination fee, underwriting fee, processing fee or other SILVERTON MORTGAGE fees, title insurance premiums, escrow fee or other title company charges, tax pre-payments required by SILVERTON MORTGAGE, insurance pre-payments required by SILVERTON MORTGAGE, property appraisal fees or other usual and customary closing costs charged to the Purchaser by SILVERTON MORTGAGE or other settlement service providers. No portion of this amount may be applied as a credit to, or in partial payment of, the Purchase Price of the Property or disbursed to the Purchaser. Purchaser shall pay any closing costs / prepaid items exceeding the Closing Cost Contr bution amount. If Buyer is obtaining an FHA or VA Loan, it is understood and agreed that Seller shall not pay any fees that are not permitted to be charged to an FHA or VA Borrower. Should Purchaser choose a loan program where Seller is limited or precluded from paying the total Closing Cost Contribution amount toward closing costs and/or prepaid items agreed to herein, then Purchaser shall not be reimbursed for any difference in the amount the Seller agreed to pay versus what can actually be paid under any such loan program.

Purchaser will be responsible for all costs associated with "optional" or "elective" programs such as interest rate buy downs, discount points and other special loan programs.

Purchaser understands that Purchaser may not make any change in mortgage company or loan program in the 30 days prior to closing date.

Seller is not responsible for any rate increase or cost incurred due to loan lock extension or expiration. Purchaser acknowledges that the purchase price is based on closing by the date agreed to in the Purchase Agreement. **Should Purchaser fail to close on that date, Seller will be entitled to and the Purchaser agrees to pay carrying costs at the rate defined in the Purchase Agreement from that date until the day of the actual closing. This amount will be charged on a monthly basis and prorated daily. Seller will require that this amount be paid in advance.**

Purchaser specifically acknowledges and consents to Seller providing a copy of Purchase Agreement, attachments and addendums to SILVERTON MORTGAGE.

Nothing herein guarantees that Purchasers will qualify for any specific financing.

[redacted] 12/30/2021 [redacted] 1/1/2022

Arrived Holdings Inc Assignees B98EA7C55C9943C... Date A81B809A883D472... Date

[redacted]

[redacted]

HOMEOWNER'S RESPONSIBILITY/MANUAL ACCEPTANCE

Purchaser	Property	Contract Information
Arrived Holdings Inc/Assignees Broker's Agency: EXP Realty Broker's Name: [redacted]	Jessamine Place - Lot 115 Address: 537 Kirkwall Court Lexington, SC 29073 Floor Plan: Bartow Elevation B	Contract Date: 12/30/2021

HOMEOWNER'S RESPONSIBILITY

- If Build Job, complete Design Center Selections within 21 days of contract acceptance.
- Make appointment with a mortgage company immediately upon receipt of accepted contract.
- Meet with Builder after contract acceptance. (Builder will call to schedule.)
- Two weeks prior to closing make arrangements for homeowner's insurance. Notify closing attorney's office with information. Also, verify closing date & time with Closing Coordinator at Mungo Homes.
- Make arrangements to put utilities (electricity, gas, water & sewer) in your name immediately after closing.
- Day before closing, obtain amount of funds needed to close from Closing Attorney. You will need to wire the funds to the closing attorney.
- If not using as closing attorney, please notify your attorney that will be preparing the deed.

HOMEOWNER'S MANUAL ACCEPTANCE

Your signature below acknowledges you have received access to your MUNGO HOMES HOMEOWNER'S MANUAL.

You are discouraged from making any large purchases such as a new car, boat, motorcycle, etc., between the time of signing the sales agreement and closing of the home. Large purchases can affect your credit report and ultimately the ability to purchase your new home.

ACCEPTANCE OF HOMEOWNER'S RESPONSIBILITY AND HOMEOWNER MANUAL:

[redacted] 12/30/2021 [redacted] 1/1/2022

Arrived Holdings Inc/Assignees — Date — Date

PLEASE REMEMBER TO BRING YOUR HOMEOWNER MANUAL TO ALL MEETINGS CONCERNING YOUR NEW HOME.

[redacted]

[redacted]

MUNGO HOMES

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Sales Office Buyer Selection Items

Option	Selection	Qty	Price
Elevation Selection(s)			
Elevation	Elevation B	1	$ 1,000.00
Foundation	Monoslab	1	-
Garage Side Selection Default Left	Garage Right (Reverse Plan)|Garage Right	1	-
Structural Selection(s)			
Fireplace in Family Room with Future-Proof Cable Conduit		1	$ 3,250.00
Outdoor Living Selection(s)			
Additional Concrete Patio - Sqft		144	$ 720.00
Plumbing Selection(s)			
2nd Bowl In Primary Bath		1	$ 1,055.00
Primary Bath Tub and/or Shower	Garden Tub & Separate Shower with Quartz Walls	1	$ 3,620.00
Hall Bath 2 Tub and/or Shower	Standard 30" Tub with Shower Walls	1	-
Landscaping Selection(s)			
Additional Pallet of Sod		2	$ 680.00
Automatic Irrigation System Starter		1	-

[redacted]

[redacted]

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Option	Selection	Qty	Price
Landscaping Selection(s)			
Additional Irrigation Zone		1	$ 700.00
Interior Selection(s)			
Stairs	Boxed Stairs with Carpet	1	-
Blinds (per plan)		1	$ 830.00
Doors Selection(s)			
Substitute Exterior Garden Door in Lieu of Sliding Glass Door		1	$ 400.00
Appliance Selection(s)			
Refrigerator	GE Side by Side Stainless	1	$ 1,620.00

Adjustments	
Offer Premium - Sales Office	$ 9,176.00

Total Sales Office Buyer Selections: $ 13,875.00

[redacted]

[redacted]

MUNGO HOMES

Initial Selections
Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Design Center Buyer Selection Items

Option	Selection	Qty	Price
Fireplace Selection(s)			
Fireplace Mantel in Family Room	Fireplace Mantel Level 1	1	-
Fireplace Surround in Family Room	Fireplace Surround Level 1	1	-
Plumbing Selection(s)			
Additional Exterior Hose Bib		1	$ 140.00
Exterior Selection(s)			
Siding	Genesis Value Vinyl Siding	1	-
Siding Color Selection	Genesis Value Vinyl Siding Colors	1	-
Board and Batten	Board and Batten in Standard Colors	1	-
Shutters	Shutters Genesis	1	-
Front Door Style	2 Panel Smooth (S220)	1	-
Front Door Finish - Exterior Side Only	Paint Front Door Genesis	1	-
Shingles	3-Tab Shingles	14.7	-
Gutters	No Standard Gutters	1	-

[redacted]

[redacted]

MUNGO HOMES

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Option	Selection	Qty	Price
Interior Selection(s)			
Window Casing for Whole House	Drywall Wrapped Windows, all 4 sides	1	-
Interior Paint Selection	Standard Paint Scheme	1	-
Doors Selection(s)			
Front Door Handleset		1	$ 100.00
Garage Door	Stamped Garage Door	1	-
Electrical Selection(s)			
Additional Flood Light		1	$ 150.00
Interior Ceiling Fan Prewire	Comments:--primary bed, family	2	$ 50.00
Add Flush Mount Light to Room (Includes Switch)	Comments:--primary, bed 2, bed 3	3	$ 435.00
Additional Switch	Comments:--pendants	1	$ 50.00
Appliance Selection(s)			
Appliance Package	GE Electric Stainless with Microwave over Range	1	$ 490.00
Finish Selection(s)			
Bath Fixtures Finish	Chrome Finish	1	-

[redacted]

[redacted]

MUNGO HOMES

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Option	Selection	Qty	Price
Finish Selection(s)			
Bath Accessories & Shower Door Finish	Standard Finish - Chrome	1	-
Door Hardware Finish	Round Knob Door Hardware in Nickel Finish	1	-
Kitchen Faucet Finish	Stainless Steel Finish	1	-
Pendant Light Fixture *Fixture Only, Must Add Switch*	Seville 1-Light Brushed Nickel 6120201-962	2	$ 180.00
Cabinet Selection(s)			
Kitchen Cabinets	Cabinet Genesis Series Level 200	1	$ 637.00
Primary Bath Cabinets	Cabinet Genesis Series Level 200 influenced by Double Bowl at Master Bath	1	$ 119.00
Raised Vanities in Primary Bath influenced by		1	$ 165.00
Hall Bath 2 Cabinets	Cabinet Genesis Series Level 200	1	$ 84.00
Countertop Selection(s)			
Kitchen Countertops	Granite Countertops - Level 1	1	-
Primary Bath Countertops	Base Quartz 1.5cm Countertops	1	-
Hall Bath 2 Countertops	Base Quartz 1.5cm Countertops	1	-

[redacted]

[redacted]

Initial Selections
Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Option	Selection	Qty	Price
Flooring Selection(s)			
Kitchen Flooring	Luxury Vinyl Flooring Style 1.22	74	$ 241.00
Eat-In Flooring	Luxury Vinyl Flooring Style 1.22	136	$ 508.00
Primary Bath Flooring	Luxury Vinyl Flooring Style 1.22	40	$ 98.00
Primary Bedroom Flooring	Carpet Style 1	33	-
Entry Flooring	Luxury Vinyl Flooring Style 1.22	35	$ 86.00
Family Room Flooring	Luxury Vinyl Flooring Style 1.22	276	$ 1,259.00
Bedroom 2 Flooring	Carpet Style 1	18	-
Bedroom 3 Flooring	Carpet Style 1	19	-
Powder Flooring	Luxury Vinyl Flooring Style 1.22	24	$ 54.00
Bath 2 Flooring	Luxury Vinyl Flooring Style 1.22	27	$ 32.00
Up Hall Flooring	Carpet Style 1	23	-

[redacted]

[redacted]

MUNGO HOMES

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Option	Selection	Qty	Price
Flooring Selection(s)			
Laundry Flooring	Luxury Vinyl Flooring Style 1.22	19	$ 21.00
Stairs Carpet	Carpet Style 1	14	-

Total Design Center Buyer Selections: $ 4,899.00

[redacted] 12/30/2021

Arrived Holdings Inc/A [redacted] ate

[redacted]

[redacted]

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

First Floor Redlines



12' X 10' COVERED PORCH OPTION
STOOP
Family Room
17'-9" x 15'-7"
Pwdr.
DW
Eat-In
10'-10" x 11'-8"
Kitchen
10'-6" x 10'-3"
F
Pan.
Coat
Porch
Garage
11'-4" x 20'-0"

[redacted]

[redacted]

MUNGO HOMES

Initial Selections

Print Date: 12/30/2021

Buyer	Property		Transaction	
Arrived Holdings Inc/Assignees	Community:	Jessamine Place	Contract Date:	12/30/2021
	Lot:	115	Base Price:	$ 221,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation B	Lot Premium:	$ 3,500.00
			SO Selections:	$ 13,875.00
	Property:	537 Kirkwall Court Lexington, SC 29073	DC Selections:	$ 4,899.00
			Adjustments:	$ 9,176.00
			Purchase Price:	$ 252,450.00

Second Floor Redlines



Primary Bedroom
17'-9"x12'-4"
Pr. Bath
Lin.
Hall Up
Lin.
W.I.C.
Bath #2
Bedroom #2
10'-6"x10'-3"
Bedroom #3
10'-6"x11'-2"

[redacted]

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: [redacted] Fax: [redacted]
http://llr.sc.gov/POL/REC/

Pursuant to South Carolina Real Estate License Law in S.C. Code of Laws Section 40-57-370, a real estate licensee is required to provide you a meaningful explanation of agency relationships offered by the licensee's brokerage firm. This must be done at the first practical opportunity when you and the licensee have substantive contact.

Before you begin to work with a real estate licensee, it is important for you to know the difference between a broker-in-charge and associated licensees. The broker-in-charge is the person in charge of a real estate brokerage firm. Associated licensees may work only through a broker-in-charge. **In other words, when you choose to work with any real estate licensee, your business relationship is legally with the brokerage firm and not with the associated licensee.**

A real estate brokerage firm and its associated licensees can provide buyers and sellers valuable real estate services, whether in the form of basic **customer** services, or through **client**-level agency representation. The services you can expect will depend upon the legal relationship you establish with the brokerage firm. It is important for you to discuss the following information with the real estate licensee and agree on whether in your business relationship you will be a **customer** or a **client**.

You Are a Customer of the Brokerage Firm

South Carolina license law defines customers as buyers or sellers who choose NOT to establish an agency relationship. The law requires real estate licensees to perform the following **basic duties** when dealing with **any** real estate buyer or seller as customers: ***present all offers in a timely manner, account for money or other property received on your behalf, provide an explanation of the scope of services to be provided, be fair and honest and provide accurate information, provide limited confidentiality, and disclose "material adverse facts" about the property or the transaction which are within the licensee's knowledge.***

Unless or until you enter into a written agreement with the brokerage firm for agency representation, you are considered a "customer" of the brokerage firm, and the brokerage firm will not act as your agent. As a customer, you should not expect the brokerage firm or its licensees to promote your best interest.

Customer service does not require a written agreement; therefore, you are not committed to the brokerage firm in any way unless a transaction broker agreement or compensation agreement obligates you otherwise.

Transaction Brokerage

A real estate brokerage firm may offer transaction brokerage in accordance with S.C. Code of Laws Section 40-57-350. Transaction broker means a real estate brokerage firm that provides customer service to a buyer, a seller, or both in a real estate transaction. A transaction broker may be a single agent of a party in a transaction giving the other party customer service. A transaction broker also may facilitate a transaction without representing either party. The duties of a brokerage firm offering transaction brokerage relationship to a customer can be found in S.C. Code of Laws Section 40-57-350(L)(2).

You Can Become a Client of the Brokerage Firm

Clients receive more services than customers. If client status is offered by the real estate brokerage firm, you can become a client by entering into a written agency agreement requiring the brokerage firm and its associated licensees to act as an agent on your behalf and promote your best interests. If you choose to become a client, you will be asked to confirm in your written representation agreement that you received this agency relationships disclosure document in a timely manner.

A seller becomes a client of a real estate brokerage firm by signing a formal listing agreement with the brokerage firm. For a seller to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the seller and the brokerage firm which becomes the agent for the seller.

A buyer becomes a client of a real estate brokerage firm by signing a formal buyer agency agreement with the brokerage firm. For a buyer to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the buyer and the brokerage firm which becomes the agent for the buyer.

[redacted]

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: [redacted] Fax: [redacted]
http://llr.sc.gov/POL/REC/

If you enter into a written agency agreement, as a client, the real estate brokerage has the following **client-level duties: obedience, loyalty, disclosure, confidentiality, accounting, and reasonable skill and care.** Client-level services also include advice, counsel and assistance in negotiations.

Single Agency

When the brokerage firm represents only one client in the same transaction (the seller or the buyer), it is called single agency.

Dual Agency

Dual agency exists when the real estate brokerage firm has two clients in one transaction – a seller client and a buyer client. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to represent both you and the other client in a disclosed dual agency relationship.

Disclosed Dual Agency

In a disclosed dual agency, the brokerage firm's representation duties are limited because the buyer and seller have recognized conflicts of interest. Both clients' interests are represented by the brokerage firm. As a disclosed dual agent, the brokerage firm and its associated licensees cannot advocate on behalf of one client over the other, and cannot disclose confidential client information concerning the price negotiations, terms, or factors motivating the buyer/client to buy or the seller/client to sell. Each Dual Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

Designated Agency

In designated agency, a broker-in-charge may designate individual associated licensees to act solely on behalf of each client. Designated agents are not limited by the brokerage firm's agency relationship with the other client, but instead have a duty to promote the best interest of their clients, including negotiating a price. The broker-in-charge remains a disclosed dual agent for both clients, and ensures the assigned agents fulfill their duties to their respective clients. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to designate a representative for you and one for the other client in a designated agency. Each Designated Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

It's Your Choice

As a real estate consumer in South Carolina, it is your choice as to the type and nature of services you receive.

- You can choose to remain a customer and represent yourself, with or without a transaction broker agreement.
- You can choose to hire the brokerage firm for representation through a written agency agreement.
- If represented by the brokerage firm, you can decide whether to go forward under the shared services of dual agency or designated agency or to remain in single agency.

If you plan to become a client of a brokerage firm, the licensee will explain the agreement to you fully and answer questions you may have about the agreement. Remember, however that until you enter into a representation agreement with the brokerage firm, you are considered a customer and the brokerage firm cannot be your advocate, cannot advise you on price or terms, and only provides limited confidentiality unless a transaction broker agreement obligates the brokerage firm otherwise.

The choice of services belongs to you – the South Carolina real estate consumer.
Acknowledgement of Receipt by Consumer:

[redacted]

Arrived Holdings In [redacted] ssignees

12/30/2021
Date

THIS DOCUMENT IS NOT A CONTRACT.
This brochure has been approved by South Carolina Real Estate Commission for use in explaining representation issues in real estate transactions and consumer rights as a buyer or seller. Reprinting without permission is permitted provided no changes or modifications are made.

[redacted]

[redacted]

MUNGO HOMES

DEVELOPMENT RIDER

Purchaser	Property	Contract Information
Arrived Holdings Inc/Assignees Broker's Agency: [redacted] Broker's Name: [redacted]	Jessamine Place - Lot 115 Address: 537 Kirkwall Court Lexington, SC 29073 Floor Plan: Bartow Elevation B	Contract Date: 12/30/2021

When developing the infrastructure of a community, there are a number of factors that are directly impacted by weather and local municipalities. As a developer, Mungo Homes has a very good idea about the time frame required to complete the construction, inspection and approval process for the community roads and utilities. However, since every project is unique, there are sometimes unexpected delays in the construction process. These may be as a result of:

Unusually bad weather
Extensive underground rock
Municipal approval process
DHEC approval process
Utility company's installation of power
Utility company's installation of water
Utility company's installation of gas (if applicable)
Utility company's installation of telecommunications
Cold weather effects on concrete or paving

Some weather problems and external delays are common, so we factor some time in our schedule to account for these. It is possible however, that Mungo Homes will not be able to begin construction or complete your home when we expect to, due to unusual conditions beyond our control or the control of the developer.

Seller is not responsible for any rate increase or cost incurred due to loan lock extension or expiration.

By reading and signing this document, you acknowledge the possibility of delays to the construction start or completion of your home.

In all cases, your satisfaction is our top priority, and you will be kept informed of any changes in our schedule that affect the construction of your home.

Mungo Homes Community
Sales Manager [redacted]

[redacted] 1/1/2022
Seller B809A883D472... Date

[redacted] 12/30/2021
Arrived Holdings ... signees Date